Exhibit 10.1

Private & Confidential Enrique Miñarro Viseras January 2026 Dear Enrique:

I am pleased to offer you the position of Chief Operating Officer, effective January 16, 2026, reporting to me.

In connection with this appointment, your total rewards package will include:

•	Continued membership in Otis’ Executive Leadership Group (ELG), comprised of our most senior leaders.

•	A base salary of USD $820,000 per year, inclusive of 2026 merit, effective January 16th, 2026. Base salaries are reviewed annually.

•
Continued participation in the Otis Executive Short-Term Incentive (STI) Plan, as Amended and Restated as of January 1, 2024, with a target annual STI opportunity of 120% of your base salary. Your 2026 STI target opportunity will be prorated based on the effective date of your appointment.

•
Continued participation in the Otis Long-Term Incentive Plan, as Amended and Restated as of January 1, 2024, with a target annual LTI opportunity of USD $3,500,000.  Annual grant values may vary from year-to-year based on individual and Otis performance.

•	Annual financial counseling reimbursement for up to USD $16,000 of financial counseling services.

•
The company will pay all expenses related to a complete annual health exam, offered through Executive Health Examinations International. We will also pay reasonable costs for transportation and overnight accommodations required to visit a specialized clinic in connection with these exams, if recommended by a physician.

This offer is conditional on your satisfactory meeting our established employment requirements. We will provide you with an amended contract under separate cover that reflects the above terms and contains other customary terms and conditions.

Enrique, I look forward to working with you in your new role at Otis. Please acknowledge your acceptance of our offer by signing the acceptance confirmation below and emailing it to me.

If you have any questions, please do not hesitate to contact me.

Sincerely,

/s/ Judy Marks

Judy Marks
Chair, Chief Executive Officer and President

Accepted and Agreed,
/s/ Enrique Miñarro Viseras	14th January 2026
Enrique Miñarro Viseras	Date